As filed with the Securities and Exchange Commission on May 15, 2026.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Martin Marietta Materials, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	56-1848578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4123 Parklake Ave. Raleigh, North Carolina	27612
(Address of Principal Executive Offices)	(Zip Code)

Martin Marietta Amended and Restated Stock-Based Award Plan
(Full titles of the plans)

George F. Schoen
Executive Vice President, General Counsel and Corporate Secretary
Martin Marietta Materials, Inc.
4123 Parklake Ave.
Raleigh, North Carolina, 27612
(Name and address of agent for service)

(919) 781-4550
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This Registration Statement registers 1,200,000 additional shares of common stock of Martin Marietta Materials, Inc. (the “Company”) under the Martin Marietta Amended and Restated Stock-Based Award Plan, as amended, for which shares have previously been registered on Form S-8 (Registration No. Form S-8 No. 333-79039) (the “Prior Registration Statement”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

The Company’s restated articles of incorporation eliminate, to the fullest extent permitted by the North Carolina Business Corporation Act, or the “Business Corporation Act,” the personal liability of each of the Company’s directors to the Company and its shareholders for monetary damages for breach of duty as a director. This provision in the restated articles of incorporation does not change a director’s duty of care, but it eliminates monetary liability for certain violations of that duty, including violations based on grossly negligent business decisions that may include decisions relating to attempts to change control of the Company. The provision does not affect the availability of equitable remedies for a breach of the duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty; in certain circumstances, however, equitable remedies may not be available as a practical matter. Under the Business Corporation Act, the limitation of liability provision is ineffective against liabilities for (i) acts or omissions that the director knew or believed at the time of the breach to be clearly in conflict with the best interests of the Company, (ii) unlawful distributions described in Business Corporation Act Section 55-8-33, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the provision became effective. The provision also in no way affects a director’s liability under the federal securities laws. Also, to the fullest extent permitted by the Business Corporation Act, the Company’s restated bylaws provide, in addition to the indemnification of directors and officers otherwise provided by the Business Corporation Act, for indemnification of the Company’s current or former directors, officers and employees against any and all liability and litigation expense, including reasonable attorneys’ fees, arising out of their status or activities as directors, officers and employees, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director, officer or employee to be clearly in conflict with the best interests of the Company.

The Company also maintains a directors and officers insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions in their capacity as directors and officers.

Item 8.	Exhibits

Exhibit No.	Exhibit Description
4.1
Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.01 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 24, 2017)

4.2	Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 14, 2022)
5.1*	Opinion of Robinson, Bradshaw & Hinson, P.A.
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Martin Marietta Materials, Inc.
23.2*	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in its opinion filed as Exhibit 5.1 hereto)
24.1*	Power of Attorney (included on the signature page to this Registration Statement)
99.1*	Martin Marietta Amended and Restated Stock-Based Award Plan
107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, North Carolina, on this 15th day of May, 2026.

MARTIN MARIETTA MATERIALS, INC.

By:	/s/ George F. Schoen
	Name:	George F. Schoen
	Title:	Executive Vice President, General Counsel and Corporate Secretary

SIGNATURES AND POWER OF ATTORNEY

Each of the undersigned officers and directors of Martin Marietta Materials, Inc. hereby severally constitutes and appoints George F. Schoen and Michael J. Petro and each of them acting alone, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys‑in‑fact and agents, or either of them individually, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. HOWARD NYE	Chair of the Board, President and Chief Executive Officer	May 15, 2026
C. Howard Nye	(Principal Executive Officer)

/s/ MICHAEL J. PETRO	Senior Vice President and Chief Financial Officer	May 15, 2026
Michael J. Petro	(Principal Financial Officer)

/s/ ROBERT J. CARDIN	Senior Vice President, Controller and Chief Accounting Officer	May 15, 2026
Robert J. Cardin	(Principal Accounting Officer)

/s/ DOROTHY M. ABLES	Director	May 15, 2026
Dorothy M. Ables

/s/ GAYLA J. DELLY	Director	May 15, 2026
Gayla J. Delly

/s/ ANTHONY R. FOXX	Director	May 15, 2026
Anthony R. Foxx

/s/ MARTIN J. LYONS, JR.	Director	May 15, 2026
Martin J. Lyons, Jr.

/s/ MARY T. MACK	Director	May 15, 2026
Mary T. Mack

/s/ LAREE E. PEREZ	Director	May 15, 2026
Laree E. Perez

/s/ THOMAS H. PIKE	Director	May 15, 2026
Thomas H. Pike

/s/ DONALD W. SLAGER	Director	May 15, 2026
Donald W. Slager

/s/ DAVID C. WAJSGRAS	Director	May 15, 2026
David C. Wajsgras